Exhibit 99.1

June 13, 2008

Melissa Rocha

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549-7010

RE:	Tarpon Industries, Inc.

Form 10-Q/A for Fiscal Quarter Ended September 30, 2007

File No. 001-32428

Dear Ms. Rocha:

This letter is in response to the comment letter received from Terence O’Brien dated April 1, 2008 related to the above documents.

The Company filed a Form 10-Q / A report on March 24, 2008 because the previously filed Form 10-Q report for the nine months ended September 30, 2007 was not reviewed by the Company’s registered independent public accountants prior to filing as required by Rule 10-01(d) of Regulation S-X. Generally, the Form 10-Q / A report did not modify or update disclosures presented in the Form 10-Q report. The Form 10-Q / A report reflected comments made by our registered independent public accountants and included a charge to 2007 third quarter earnings for amortization of deferred financing costs in the amount of $592,000, which had no impact on cash flow from operations.

This letter generally does not reflect events occurring after the filing of the original Form 10-Q report or modify or update those disclosures affected by subsequent events. Accordingly, this letter should be read in conjunction with the Company’s filing made with the Securities and Exchange Commission subsequent to the filing of the original Form 10-Q report, including any amendments to those filings.

This letter has been submitted to provide details of the amounts as originally reported in Form 10-Q report for the nine months ended September 30, 2007 compared to those amounts reported in the Form 10-Q / A report on March 24, 2008 which includes a charge to 2007 third quarter earnings for amortization of deferred financing costs in the amount of $591,233.

The following summary highlights the information that is revised in the Form 10-Q/A for the quarter and nine months ended September 30, 2007:

	September 30, 2007
	Previously Reported	Restated
Balance Sheet:
Deferred financing costs – net	$3,057,770	$3,649,479
Total Assets	14,733,846	15,325,555
Liabilities of discontinued operations	3,348,985	4,082,351
Total current liabilities	24,963,352	25,696,718
Total Liabilities	24,965,032	25,698,398
Common shares	20,980,726	22,164,136
Accumulated deficit	(31,945,278)	(32,536,979)
Accumulated other comprehensive income	733,366	—
Total shareholders’ deficit	(10,231,186)	(10,372,843)
Total Liabilities and
Shareholders’ Deficit	14,733,846	15,325,555

	Third Quarter Ended September 30, 2007		Nine Months Ended September 30, 2007
	Previously Reported	Restated	Previously Reported	Restated
Statement of Operations:
Financing costs	$(412,415)	$—	$(606,341)	$—
Total other income (expense)	(256,476)	155,939	(535,617)	70,724
Interest	982,520	1,986,168	2,941,340	4,139,386
Total interest expense, net	982,518	1,986,166	2,941,336	4,139,382
(Loss) Income From Continuing Operations	(1,744,937)	(2,336,170)	(5,571,313)	(6,163,018)
Net (Loss) Income	(6,416,067)	(7,007,300)	(11,231,525)	(11,823,230)
Net (Loss) Income Per Common Share – Basic and Diluted Continuing Operations	(0.17)	(0.22)	(0.67)	(0.74)
Total	(0.62)	(0.67)	(1.34)	(1.41)

	September 30, 2007
	Previously Reported	Restated
Statement of Cash Flows:
Net Loss	$(11,231,525)	$(11,823,230)
Amortization of deferred finance costs	—	1,618,319
Accretion of note discount and other charges	1,445,933	419,319

Please feel free to contact me if you have further questions at 810.364.7421.

Thank you.

/s/ Joseph T. Lendo
Joseph T. Lendo
Chief Financial Officer